Investment Agreement

Between

American Electromedics Corp.
13 Columbia Drive, Suite 5, Amherst, NH 03031,

represented by
Michael T. Pieniazek (President)

in the following called "AMER"

and Rosch GmbH Medizintechnik, Alt-Buckow 6, D-12349 Berlin

represented by the Managing Director
Andy Rosch, having sole power of representation

in the following called "Rosch"

and Mr. Andy Rosch, in the following called Mr. Rosch, and Mr. von zur Gathen

and


Concord Effekten AG
Gro(beta)e Gallusstr. 1-7, 60311 Frankfurt/Main,


duly represented by
Dirk Schaper (Chairman of the Board) and Bernd Groebler (Board Member)


in the following called "Concord"


                                     Preface

Concord Effekten AG (hereinafter referred to as "Concord") intends to acquire a holding in Rosch GmbH (hereinafter referred to as "Rosch") by acquiring shares from a cash capital increase prior to Rosch's going public. American Electromedics Corp. (hereinafter referred to as "AMER") has hitherto been the sole shareholder owning the fully paid-in share capital of Rosch amounting to DM 1,445 million. The new shares are to be taken over by Concord- _________________. Furthermore, in the course of further capital


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increases  before  the  IPO,  additional  shareholders  are to be  included,  at separately specified participation conditions. Rosch is then to be converted into a corporation (AG), and introduced for trading on the Neuer Markt at the Frankfurt stock exchange. The date of first listing is planned for October 1999.


Against this background, Concord, AMER, Rosch and Mr. Rosch agree on the following:

I.   Transfer of patents and other preconditions

     1. AMER agrees to effectively transfer to Rosch against payment of USD750,000, the patents appearing in Appendix 1 and furthermore to evidence CE approval for Injex, or application for this approval.

     2. Concord will arrange for a due diligence investigation to be run on Rosch by Schitag Ernst & Young, covering tax, legal and marketing matters. The involved costs will be divided at a ratio of 50:50 between Rosch and Concord.

     3. Concord will request its supervisory board; Rosch will request its supervisory board to give their consent to this investment agreement. By signing this agreement, AMER and Concord acknowledge this consent.

     4. AMER and Rosch have agreed on the pricing of intracorporate services according to Appendix III of this agreement.


II.  Capital increase

     1.   ____________________________________________.  The  paid-in-capital of
          Rosch at the time of the investment is DM 1,445,000.

     2. AMER hereby agrees to approve a cash capital increase (hereinafter referred to as "Capital Increase I"), amounting to nominally DM 481,800, resulting in a paid-in-capital of DM 1,926,800. AMER hereby waives its subscription right from this cash capital increase, and further agrees to permit only Concord and Mr. Rosch for taking over the new capital contribution. The parties agree that Concord and Mr. Rosch are allowed to have Sub-Investors.

     3. Concord agrees to take over part of the capital increase in the amount of nominally DM 413,800 _____________________. Mr. Rosch agrees to take over the remaining part of the capital increase in the amount of nominally DM 68,000 ______________________. Thus Concord and Mr. Rosch together will have 25.01% of the shares of Rosch.

     4. Concord and Mr. Rosch hereby agree to pay the capital contribution __________________ within five days from the date of the signing of this investment agreement. Payment shall be made to a special account opened by Rosch for this purpose called "Capital Increase 1999".


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     5.   After  Capital  increase  I, and  before the  public  offering,  it is planned to offer further shareholdings in Rosch through a "Capital Increase II" or further capital increases in Rosch. These capital increases in Rosch are subject to a simultaneous investment in AMER. The subscribers of Capital Increase II in Rosch will be obliged to participate in the Capital Increase of AMER equal to one half of the amount of their participation in the Capital Increase II in Rosch.

III. Further procedure and action

1.   Conversion

     Immediately after the registration of Capital Increase I, AMER, Concord, and Mr. Rosch hereby agree to approve the conversion of Rosch into a corporation (AG), and to take all other necessary steps in connection with this conversion. AMER, Concord, and Mr. Rosch further commit to make all decisions by mutual agreement regarding further capital increases, the stock exchange listing, and the public placement. The expenses incurred in this context are to be borne by Rosch.

2.   Contents of the articles of incorporation

     a) In the course of Capital Increase I at Rosch as specified in Section II, AMER undertakes to approve the change in Rosch's articles of incorporation, to the effect that every disposition of shares in Rosch shall require the consent of all shareholders, though Concord and Mr. Rosch shall be entitled to allow a partner to participate in their shareholding as a co-investor. After Rosch has been converted into a corporation, the shares shall be deposited in a lock-up-account for the purpose specified in III, 2. a), Sentence 1, with the instruction that dispositions regarding the transfer of shares can be made only with the consent of Concord, AMER, and Mr. Rosch.

     b) The contracting parties agree that in the course of further capital increases prior to the IPO, further shareholders can be included..

     c)   In the course of the change in Rosch's  corporate form specified under
          Section III No. 1 above, AMER, Concord, and Mr. Rosch agree to approve the change in Rosch's articles of incorporation, to the effect that firstly it conforms to the statutory requirements of a stock corporation listed on the Frankfurt Stock Exchange, in particular the requirements of the Neuer Markt, and secondly that the articles shall include Concord's right entitling it to delegate a representative appointed by Concord to Rosch's supervisory board (ss. 101 Para. 2 German Securities Act (AktG)).

     d) AMER and Mr. Rosch also agree, for a period of six months after the IPO, and Concord agrees until IPO, not to dispose of their shares without the other party's consent, and before going public to impose the same obligation on any new shareholders involved.


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          Concord  shall be bound by the above  lock-up  not  longer  than until
          April 1, 2000.

          AMER will have a "right of first refusal" regarding the acquisition of shares of Concord and Mr. Rosch which are for sale prior to the IPO.

          The lock-up shall not be considered contrary to the right of one or more co-investors to dispose of their shares in the course of the IPO of Rosch.

     e) The parties agree, that the shares which are locked up according to this agreement, shall be deposited on trust in a common lock-up-account of a banking institution and shall be transferred only according to this agreement.

          This joint deposit shall not alter anything regarding the parties' separate ownership of the shares each of them holds. In particular, this shall not be construed as establishing any joint or shared ownership.

          The joint deposit will be under joint administration of AMER and Concord as trustees for all shares locked-up according to this agreement. AMER and Concord can only jointly transfer shares of the joint deposit. Each pool member will agree with AMER, Concord and the deposit-bank, that the transfer of the right of disposal of the shares to third parties is only possible with the approval of AMER and Concord.

          On termination of this contract, both AMER and Concord may demand delivery of their shares.

3.   Management

     a) Mr. Andy Rosch and Mr. Christoph von zur Gathen agree to remain active in their present functions and positions at according to their contracts. This undertaking shall apply for not less than three years after Rosch goes public, and if the company does not go public, then at least until December 31, 2004.

     b) Rosch agrees, within 21 days from the end of each quarter, to forward to Concord the actual figures for the quarter concerned in a comparison with the planned figures.

          If there is a negative deviation of more than 30% in the resulting net income for a quarter, Concord shall have the following rights:

          a) If Rosch at the date concerned is still operating as a limited liability company, Concord shall have the right, not affecting other existing rights, to appoint a person to assist Rosch's management on a


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               consultancy basis.

          b) If Rosch at the date concerned has already been converted and is operating as a corporation, Concord shall likewise have the right to appoint a person to assist the managing board.

          Rosch furthermore agrees to inform Concord immediately if it is foreseeable, that the monthly planned sales and income figures will be more than 10% below the expected results.


IV.  Voting trust

     The parties AMER, Concord and Mr. Rosch (aka poolmembers) hereby agree to form a private company named "Sharepool Rosch" and agree on a voting trust concerning their shares of Rosch in conformity with the following arrangements:

     1. All shares owned by Concord and AMER shall, in regard to the voting rights arising from these shares, be committed until Rosch goes public. This shall also apply for new shares which the contracting parties obtain in the course of further capital increases. The committed shares shall remain in the parties' separate ownership. This agreement shall not be construed as establishing joint or shared ownership. In the event of third parties acquiring a holding in Rosch, AMER and Concord will, by means of capital increases prior to going public, attempt to ensure that these new shareholders also accept the voting trust agreed here. Mr. Rosch already hereby accepts this voting trust agreement, insofar as he acquired shares in Rosch prior to its going public.

     2. The purpose of this voting trust agreement is primarily to assure the official listing of Rosch on the Frankfurt stock exchange, segment Neuer Markt,, as well as concerning capital increases and the public placement.

          To achieve this goal, the contracting parties in particular see the intention behind their voting trust as:

          - to join in handling the essential questions relating to Rosch irrespective of the prerogatives under law and the articles of incorporation of the shareholders' meeting, the supervisory board (where applicable) and the managing board/management,

          - to ensure joint exercise of voting rights of the locked-up shares in the shareholders' meetings of Rosch.

     3.   The  meeting  shall  be  responsible  for  all  issues  regarding  the
          "Sharepool Rosch". This includes, if necessary, consulting and decision-making, and for taking note of all matters incumbent upon it under this contract, in particular:

          - the decision on how the voting right is to be exercised for each agenda item of a planned shareholders' meeting;


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          -    changes in this  voting-rights  agreement,  the  admission of new shareholders, and transferring shares to third parties, as far as this agreement does not stipulate the right to have co-investors;

          -    all other  matters  relating to the  company  and the  "Sharepool
               Rosch".

     4. Poolmeetings are organised upon invitation of the pool-representative. The invitation to a poolmeeting has to be done no later than three weeks prior to a shareholder's meeting. The pool-representative has the obligation to call for a poolmeeting upon written request of poolmembers which own no less than 10% of the pooled shares of Rosch. The invitation to a poolmeeting is done in written form, per telefax or telegraph with an invitation period of eight days (beginning with the day after which the letter was dispatched). The day of the poolmeeting is not included in the calculation of the invitation period. In urgent cases, the invitation period can be shortened to five days.

     5. The poolmeeting shall not have a quorum until 90% of the entire committed capital is present or regularly represented. If this is not the case, the pool-representative has to organize a new poolmeeting which has no quorum with a shortened invitation period of five days.

          Decisions of the poolmeeting can be made outside of poolmeetings through written coordination, if all poolmembers agree on this procedure.

     6. Each poolmember has the right to appoint another poolmember as his representative by written authorization. The representation through third parties is not possible.

          All decisions of the poolmeeting have to be recorded in written form and signed by the pool-representative. The written report has to be sent to all poolmembers.

          The poolmembers  vote,  within the pool and with a simple majority,  a
          pool-representative   for  a  period   of  four   years.   The   first
          pool-representative will be Mr. Andy Rosch.

          Decisions of the poolmeeting shall be adopted by a simple majority of all exercised votes, if not otherwise agreed on in this contract. Abstentions are considered as not exercised votes. The voting rights are exercised according to the nominal (face) value of the shares, given that a nominal value of DM 100.- entitles to one vote. A voting right shall not exist if one of the parties entitled to a voting right cannot exercise a voting right in the shareholders' meeting on the actual resolution topic involved.

          The following resolutions of the poolmeeting relating to decisions about the following issues in the shareholders' meeting require the approval of Concord:


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          -    resolutions  on all capital  increases  which take place prior to the IPO, and resolutions on assuring the public placement;

          - resolutions on dividend payments from net profits (ss. 119 Para. 1 No. 2 of the German Securities Act;


          -    resolutions   on  changes  to  the  articles  of   incorporation,
               including capital increases and decreases, and on dissolving the company.

          Moreover, Concord has a veto-right concerning decisions of the poolmeeting, which could, from Concord's point of view, result in considerable threats for the IPO of Rosch.

     7.   AMER and  Concord  agree  that on  request of not less than 10% of the
          committed   shares,  a  shareholders'   meeting  can  be  convened  in
          accordance with ss. 122 of the German Securities Act.

     8. The voting right of the shareholder's meeting for the poolmembers will, concerning their respective committed shares, be executed by the pool-representative, as long as the poolmeeting does not decide otherwise. The right of the poolmembers to participate at shareholder meetings is not affected by this rule.

     9. In the event of a shareholder dying, the voting trust agreement shall be continued in regard to the committed shares with the heirs or survivors benefiting. In the event of bequest through a legacy, testator and heirs shall make the transfer of the shares involved conditional on the heirs or survivors entering into this voting trust agreement.

     10. If, in a shareholders' meeting, a party or the representative of a party votes against the decisions of the poolmeeting, this party shall, irrespective of any further claims for damages, owe all other poolmembers a contractual penalty amounting to DM 50,000 for each such infringement.

     11. Concord, AMER and Mr. Rosch herewith are obliged to use their rights as shareholder of Rosch and as poolmember, and especially to vote in the shareholders meeting and the poolmeeting, that all necessary and effective measures are taken for the change the legal status of Rosch into a corporation (AG) and for the IPO. ________________ Concord, AMER, and Mr. Rosch shall exercise their votes in the shareholders meeting and in the poolmeeting with respect to their legal and commercial responsibilities against Rosch. Within the legal and commercial responsibilities the parties will act according to the suggestions of Concord in relation to the necessary and effective measures for the IPO, especially the changing of the legal status to an AG the last capital increase prior to the IPO, that has to be in conformity with the minimum regulations for the acceptance in the Neuer Markt of the Frankfurt Stock Exchange. The parties agree, that AMER even immediately after the IPO will have at least shares in Rosch of 50.1%. AMER and Mr. Rosch herewith confirm, to already herewith agree to the transferals and splits of the shares of Concord, if Concord asked them to do so, and to refrain from their right of First Refusal according to ss. 8.2. of the Shareholders Agreement.

          12. The provisions under this section IV. will also be valid for the legal successors of the parties.

V.   Guarantees

     1. AMER guarantees to Concord as of the date this contract is entered into that

          -    Rosch and its shares effectively exist,

          -    third party claims relating to shares of Rosch do not exist,

          -    Rosch is not overindebted or insolvent,

          - to the best of its knowledge the last annual financial statements of Rosch for the years 1996 (January 01 to December 31, 1996), 1997 (January 01 to July 31, 1997), and 1998 (August 1, 1997 to
               July 31, 1998) are correct,

          - Rosch has paid all taxes due, and all tax liabilities have been accurately shown in the financial statements,

          - to the best of its knowledge and belief no hidden dividend payments have been made at Rosch,

          - no lawsuits against Rosch are pending, and Rosch itself is not conducting any lawsuits against third parties, except for the lawsuit with Squared Circle GmbH with a maximum value of DM 500,000.

          - the industrial property rights arising from the brand "INJEX", registered at the German patent office under 399 14 659.8 /10 (Appendix II) and the patents (Appendix I) to be transferred to Rosch, effectively exist or have been effectively applied for, and are free from claims of third parties, and is obliged to make all possibly necessary statements

          - all approvals required for Rosch's business operations are unrestrictedly in place,

          - in the case of Rosch's real estate utilized by the company itself: these properties are free of any claims of third parties, and all approvals are unrestrictedly in place relating to construction permission, trade and industry legislation, environmental statutes and other requirements.

          AMER further warrants that it knows of no circumstances which prior to Rosch's going public might entail changes in the above situations and guarantees.

          No further guarantees outside the stipulations of law exist.

     2. Should the above listed guarantees and assurances be incorrect, Concord, irrespective of further rights arising from this contract, shall be put in the position in which it would be if the guarantee or assurance concerned were to be correct. This above entitlement shall be valid until three years after Rosch's going public.


VI.    Right of withdrawal, consequences of a withdrawal

     1. AMER and Concord shall be entitled to withdraw from this contract if by April 1, 2000 the capital increase required for the IPO has not been implemented for reasons within the responsibility of the other party.

     2. Concord can, not affecting other rights, withdraw from this contract prior to Rosch's going public,

          - if Rosch does not comply with its duty to provide information as specified under Section III, No. 3,

          - if a comparison between the planned and actual quarterly figures reveals negative deviations of 30% or more, or in the case of any negative deviation of figures which have been authorized by Rosch for being published prior to the IPO,

          - if the patents for the "INJEX" system (Appendix I) have not been effectively transferred to Rosch by 30 July 1999,

          - either the Commission of the Neuer Markt does not admit Rosch to go public by April 1, 2000 or the market situation, due to unforeseeable political or other events outside Concord's control or an unforeseen change in the situation on the capital markets, in Concord's view no longer permit a successful placement until April 1, 2000,

          - the guarantees and assurances given by AMER in Section V are incorrect.

          - if the monies paid by Concord and Mr. Rosch in the course of Capital Increase I are used contrary to the stipulations of IV., 11.

     3. The withdrawal shall be declared by registered letter given 30 days notice and specifying the reasons for the withdrawal.

     4. Should AMER withdraw for the reasons specified in No. 1 above, Concord undertakes to assign its shares in Rosch against repayment of its cash contribution to AMER or a third party nominated by the latter.

          If Concord should withdraw for the reasons specified in No. 1 and/or No. 2 above, or for important reasons, AMER agrees to repay Concord its cash contribution including the markup against assignment of the shares to AMER.

          Following withdrawal from this contract by AMER or Concord, no rights or duties whatsoever shall exist any longer under this contract, with the exception of the above-mentioned obligations. Concord's rights from Section V, No. 2 shall remain unaffected by a right of withdrawal.

     5. As security for the repayment of the cash contribution plus the markup, Rosch shall deposit with Concord after implementation of Capital Increase II, a bank guarantee payable upon first demand, amounting to 50% of the Capital Increase II (nominal plus markup), but in no way more than DM 1,000,000. Concord agrees to return this guarantee to Rosch after Rosch has gone public within three days after the official listing at the Frankfurt Stock Exchange.

VII. Term of the contract

     This contract shall begin upon the signing by the parties and shall end three years after Rosch's going public, but not later than December 31, 2004, unless AMER or Concord exercise their right of withdrawal under
     Section VI of this agreement. The right to termination for an important reason by AMER or Concord shall not be affected. An important reason shall in particular apply when one of the parties repeatedly and after receipt of a formal letter of caution violates the provisions of this contract. The legal consequences of a termination for an important reason shall be in line with the arrangements specified in Section VI, No. 4 and 5 of this contract.


VIII.    Other provisions

     1. Changes and supplements to this contract must be made in writing. This shall also apply for the above written form requirement.

     2. In case one or more provisions of this Contract are rendered ineffective or contestable, the validity of the other provisions will not be affected. In this case, a valid regulation will replace the ineffective and contestable provisions having a similar economic purpose to the ineffective or contestable provision. The same applies in case the Contract contains a gap.

     3. This contract is subject to the laws of the Federal Republic of Germany. The place of jurisdiction is Frankfurt am Main.


IX.  Approval of the Supervisory Board

Concord hereby confirms, that the supervisory board of Concord approved the transaction according to this investment agreement.


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Signatures


For AMER                       for Concord

Date: July 8, 1999             Date: 8.7.99





s./ Michael T. Pieniazek       s./ i.V. M. Saller
------------------------       ----------------------------
Michael T. Pieniazek           Dirk Schaper  Bernd Groebler



for Rosch

Date: 08.07.99


s./Andy Rosch                  s./Christoph von zur Gathen        s./Andy Rosch
------------------------       ----------------------------       --------------
Andy Rosch                     Christoph von zur Gathen           Andy Rosch


Appendix I        Patent Contract
Appendix II       Name rights
Appendix III      Intracorporate Pricing
Appendix IV       Service Contracts